EXHIBIT 99.1

PRESS RELEASE

ESCALADE REPORTS PROFIT FOR THIRD QUARTER 2009

Evansville, IN (November 5, 2009) Escalade, Incorporated (NASDAQ: ESCA) announced that net income for the third quarter of 2009 increased to $618 thousand or $0.05 per share compared to a net loss of $1,365 thousand or $0.11 loss per share for the same quarter last year. Net income for the period includes a one-time benefit from the sale of equity investments which resulted in a gain of $432 thousand. The gain is a partial recovery of an asset impairment recorded in the prior year. Without this one-time benefit, net income would be $186 thousand or $0.01 per share. Net revenue for the third quarter and nine months ended October 3, 2009 declined 35.4% and 24.9%, respectively, compared to same periods last year; however, the Company has improved gross margins year to date to 30.7%, compared with 26.1% for the prior year. In addition, the Company has reduced selling, administrative and general expenses by 22.5%, mainly due to facility consolidation in the Sporting Goods segment and Company-wide cost cutting measures implemented over the past year, which resulted in improved Company profitability.

The Company’s operating income for the third quarter and nine months ended October 3, 2009 was $612 thousand and $1,358 thousand, respectively, compared to operating income (loss) of $82 thousand and $(1,763) thousand for the same periods last year.

Sporting Goods net revenues this quarter were down significantly compared with same quarter last year, which included sales of Gameroom products to Sears Holdings not repeated in 2009.

Office Products experienced a further softening in net revenue for the quarter from 26.3% decline in the prior quarter to 28.8% decline in the current quarter. Compared to last year, Office Products net revenue declined 28.8% and 25.0% for the three and nine months ended October 3, 2009, respectively. Net revenue declined 25.9% in the United States and 24.2% in Europe for the first nine months of 2009. Excluding the effect of changes in foreign currency rates, year to date net revenue in Europe declined 21.5% compared with prior year.

Based on the year to date results and product placement information, the Company expects full year net revenue will be approximately 25% below prior year. The Company is continuing to identify and implement cost saving initiatives and product design enhancements to expand market share and improve Company profits.

“Our entire organization has worked hard to implement many cost savings initiatives, resulting in improved gross margins and lower operating expense,” said Robert J. Keller, President and Chief Executive Office of Escalade, Inc. “These savings, combined with our focus on inventory reduction, has generated improved cash flow throughout 2009. We are committed to making continued progress in lowering our cost of operation going forward. Most importantly, we have brought significant innovation to our latest product introductions to offer increased levels of value and performance. Given the current economic environment, we believe our brands and product offerings are positioned to capture the increased consumer need for greater value and performance.”

Escalade is a leading manufacturer and marketer of sporting goods and office/graphic arts products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Deborah J. Meinert, Vice President and CFO at 812/467-4449.

FORWARD LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, Escalade’s ability to successfully integrate the operations of acquired assets and businesses, new product development, the continuation and development of key customer and supplier relationships, Escalade’s ability to control costs, general economic conditions, fluctuation in operating results, changes in the securities market, Escalade’s ability to obtain financing and to maintain compliance with the terms of such financing, and other risks detailed from time to time in Escalade’s filings with the Securities and Exchange Commission. Escalade’s future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to release revisions to these forward-looking statements after the date of this report.

ESCALADE, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited, In Thousands Except Per Share Amounts)

	Three Months Ended		Nine Months Ended		Twelve Months Ended

	03 October 2009	04 October 2008	03 October 2009	04 October 2008	03 October 2009	04 October 2008

NET SALES	$26,358	$40,797	$86,957	$115,759	$119,884	$156,651

OPERATING EXPENSES
Cost of goods sold	18,558	31,576	60,233	85,594	86,778	115,986
Selling and administrative	6,571	8,520	23,342	30,140	33,086	38,555
Long-lived asset impairment	—	—	—	—	2,623	—
Amortization	617	619	2,024	1,788	2,399	2,186

OPERATING INCOME (LOSS)	612	82	1,358	(1,763)	(5,002)	(76)

OTHER INCOME (EXPENSE)
Interest expense	(630)	(552)	(1,530)	(1,699)	(1,856)	(2,354)
Other income (expense)	966	(61)	1,197	144	1,019	2,349

INCOME (LOSS) BEFORE INCOME TAXES	948	(531)	1,025	(3,318)	(5,839)	(81)

PROVISION FOR INCOME TAXES	330	834	480	(401)	(1,805)	244

NET INCOME (LOSS)	$618	$(1,365)	$545	$(2,917)	$(4,034)	$(325)

PER SHARE DATA
Basic earnings (loss) per share	$0.05	$(0.11)	$0.04	$(0.23)	$(0.32)	$(0.03)

Diluted earnings (loss) per share	$0.05	$(0.11)	$0.04	$(0.23)	$(0.32)	$(0.03)

Average shares outstanding	12,624	12,616	12,620	12,644	12,620	12,650

CONSOLIDATED CONDENSED BALANCE SHEET
(Unaudited, In Thousands)

	03 October 2009	04 October 2008	27 December 2008

ASSETS
Current assets	$64,551	$80,608	$72,576
Property, Plant & Equipment – net	19,094	24,453	20,209
Other assets	28,201	31,220	29,105
Goodwill	26,325	25,527	25,811

Total	$138,171	$161,808	$147,701

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$54,506	$72,606	$67,734
Other liabilities	1,262	5,704	1,177
Stockholders’ equity	82,403	83,498	78,790

Total	$138,171	$161,808	$147,701

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